Exhibit 4.A

SOUTHERN NATURAL GAS COMPANY

as Issuer

and

WILMINGTON TRUST COMPANY

as Original Trustee

and

THE BANK OF NEW YORK TRUST COMPANY, N.A.

as Series Trustee

FIFTH SUPPLEMENTAL INDENTURE

Dated as of October 15, 2007

To

INDENTURE

Dated as of June 1, 1987

FIFTH SUPPLEMENTAL INDENTURE, dated as of October 15, 2007 (this “Fifth Supplemental Indenture”), among (i) SOUTHERN NATURAL GAS COMPANY, a Delaware corporation (the “Company”), (ii) WILMINGTON TRUST COMPANY, a Delaware banking corporation, as trustee under the Indenture referred to below except as otherwise provided below (in such capacity, the “Original Trustee”) (as successor-in-interest to JPMorgan Chase Bank, National Association, successor to Manufacturers Hanover Trust Company, pursuant to the Instrument of Resignation, Appointment and Acceptance, dated as of February 27, 2003 (the “2003 Resignation and Appointment”)), and (iii) THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association, as trustee under the Indenture referred to below with respect to the series of Securities designated 5.90% Notes Due 2017 issued pursuant to the Third Supplemental Indenture (as defined below) (in such capacity, the “Series Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company has issued Securities pursuant to the Indenture, dated as of June 1, 1987 (the “Original Indenture”), as amended and supplemented by (i) the First Supplemental Indenture, dated as of September 30, 1997 (the “First Supplemental Indenture”), (ii) the Second Supplemental Indenture, dated as of February 13, 2001 (the “Second Supplemental Indenture”), (iii) the 2003 Resignation and Appointment, (iv) the Third Supplemental Indenture, dated as of March 26, 2007 (the “Third Supplemental Indenture”) and (v) the Fourth Supplemental Indenture, dated as of May 4, 2007 (the “Fourth Supplemental Indenture”) (the Original Indenture, as so amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the 2003 Resignation and Appointment, the Third Supplemental Indenture and the Fourth Supplemental Indenture, being referred to herein as the “Indenture”); and

WHEREAS, Section 12.02 of the Original Indenture provides that, with the consent (evidenced as provided in Section 10.01 of the Original Indenture) of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series affected by a supplemental indenture, the Company and the trustee under the Indenture may from time to time and at any time enter into an indenture or indentures supplemental to the Original Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Original Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Securities of each such series; and

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Original Trustee and the Series Trustee (i) a copy of resolutions of the Board of Directors of the Company authorizing the execution of this Fifth Supplemental Indenture, (ii) evidence of the written consent of the Holders set forth in the immediately preceding paragraph, (iii) the Opinion of Counsel referred to in Section 12.06 of the Original Indenture and (iv) an Officers’ Certificate in connection herewith; and

WHEREAS, all acts and things necessary to make this Fifth Supplemental Indenture a valid and binding agreement in accordance with the Original Indenture have been done or performed;

NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Securityholders, as follows:

ARTICLE 1
Relation to Indenture; Definitions

SECTION 1.01.  Relation to Indenture.

With respect to each series of Securities, this Fifth Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 1.02.  Definitions.

For all purposes of this Fifth Supplemental Indenture, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Original Indenture.

SECTION 1.03.  General References.

All references in this Fifth Supplemental Indenture to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Fifth Supplemental Indenture; and the terms “herein”, “hereof”, “hereunder” and any other word of similar import refers to this Fifth Supplemental Indenture.

ARTICLE 2
Amendments to Original Indenture

With respect to each series of Securities, the Original Indenture is hereby amended as set forth below.

SECTION 2.01.  Definition of “Affiliate”.

Section 1.01 of the Original Indenture is hereby amended by inserting, in its appropriate alphabetical position, the following definition:

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person.  For the purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

SECTION 2.02.  Legal Existence.

Section 6.04 of the Original Indenture is hereby amended and restated to read, in its entirety, as follows:

SECTION 6.04.  Subject to Article Thirteen, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and franchises; provided, however, that the Company shall not be required to preserve any such franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not disadvantageous in any material respect to the Holders; and provided further that this Section 6.04 shall not prohibit the Company from consummating any statutory conversion of the Company into any form of non-corporate legal entity (including without limitation a general partnership, limited partnership or limited liability company) so long as (immediately after giving effect to such conversion) at least one corporation is a co-issuer party to this Indenture and to each series of Securities at any time issued hereunder and is jointly and severally liable with respect to any and all obligations of the Company under this Indenture and each such series of Securities, as a primary obligor and not as a guarantor or surety.

SECTION 2.03.  Consolidation, Merger and Sale.

Section 13.01 of the Original Indenture is hereby amended by adding the following new paragraph to appear at the end of such section.

Notwithstanding the foregoing, this Section 13.01 shall not prohibit the Company from consummating any statutory conversion of the Company into any form of non-corporate legal entity (including without limitation a general partnership, limited partnership or limited liability company) so long as (immediately after giving effect to such conversion) at least one corporation is a co-issuer party to this Indenture and to each series of Securities at any time issued hereunder and is jointly and severally liable with respect to any and all obligations of the Company under this Indenture and each such series of Securities, as a primary obligor and not as a guarantor or surety.

SECTION 2.04.  Supplemental Indentures Without Consent of Holders.

Section 12.01 of the Original Indenture is hereby amended as follows:

(a)	by deleting the “and” appearing at the end of clause (h);

(b)	by deleting the period (“.”) appearing at the end of clause (i) and replacing it with “; and”; and

(c)	by adding the following additional clause (j) to appear immediately following clause (i):

(j)  to add a corporate co-issuer party to this Indenture and each series of Securities as described in Sections 6.04 and 13.01 of this Indenture.

SECTION 2.05.  Non-Recourse to any General Partner; No Personal Liability of Officers, Directors, Employees, Partners, Etc.

Section 16.12 of the Original Indenture is hereby amended and restated to read, in its entirety, as follows:

SECTION 16.12  The Trustee, and each Holder of a Security by its acceptance thereof, will be deemed to have agreed in this Indenture that (1) neither any general partner of the Company nor such general partner's assets (nor any of its Affiliates other than the Company or any corporate co-issuer, nor their respective assets) shall be liable for any of the obligations of the Company or any corporate co-issuer under this Indenture or such Securities, and (2) no director, officer, employee, stockholder, member, manager, limited partner or other holder of the equity securities, as such, of the Company any corporate co-issuer, the Trustee, any general partner of the Company or any Affiliate of any of the foregoing entities shall have any personal liability in respect of the obligations of the Company  or any corporate co-issuer under this Indenture or such Securities by reason of his, her or its status.  Accordingly, without limiting the generality of the foregoing, obligations of the Company and any corporate co-issuer under this Indenture and the Securities hereunder are non-recourse to any general partner, director, officer, employee, stockholder, member, manager, limited partner or other holder of the equity securities, as such, of the Company, any corporate co-issuer and their respective Affiliates (other than the Company or any corporate co-issuer), and are payable only out of the cash flow and assets of the Company and any corporate co-issuer.

ARTICLE 3
Miscellaneous

SECTION 3.01.  Certain Trustee Matters.

The recitals contained herein shall be taken as the statements of the Company, and neither the Original Trustee nor the Series Trustee assumes any responsibility for their correctness.

Neither the Original Trustee nor the Series Trustee makes any representations as to the validity or sufficiency of this Fifth Supplemental Indenture or the proper authorization or the due execution hereof by the Company.

In entering into this Fifth Supplemental Indenture, the Original Trustee and the Series Trustee shall be entitled to the benefit of every provision of the Indenture (to the extent applicable to the Original Trustee or Series Trustee, as the case may be), whether or not elsewhere herein so provided.

SECTION 3.02.  Continued Effect.

Except as expressly supplemented and amended by this Fifth Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture (as supplemented and amended by this Fifth Supplemental Indenture) is in all respects hereby ratified and confirmed.  This Fifth Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

SECTION 3.03.  Governing Law.

This Fifth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 3.04.  Counterparts.

This instrument may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed and delivered, all as of the day and year first above written.

SOUTHERN NATURAL GAS COMPANY

By:       /s/John J. Hopper
Name:  John J. Hopper
Title:     Vice President and Treasurer

WILMINGTON TRUST COMPANY
as Original Trustee

By:        /s/Michael G. Oller, Jr.
                 Michael G. Oller, Jr., Senior Financial Services Officer
             Authorized Signatory

THE BANK OF NEW YORK TRUST COMPANY, N.A.
as Series Trustee

By:        /s/Brian Echausee
              Brian Echausee, Trust Officer
                 Authorized Signatory